Exhibit 2.1

Stock Purchase Agreement

by and between

Barbeque Holding, LLC

and

FAT Brands Inc.

September 25, 2023

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Table of Contents

(continued)

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Table of Contents

(continued)

-iii-

SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

Bank Accounts Schedule

Capitalization Schedule

Contracts Schedule

Customer Programs Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Financial Statements Schedule

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

Leased Real Property Schedule

Liquor Schedule

Litigation Schedule

Permits Schedule

Seller Authorization Schedule

Subsidiary Schedule

Suppliers Schedule

Working Capital Schedule

EXHIBITS

Exhibit A	-	Estimated Purchase Price
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Rules of Engagement for Accounting Firm

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 25, 2023, is made by and between FAT Brands Inc., a Delaware corporation (the “Purchaser”), and Barbeque Holding, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I below.

WHEREAS, Seller owns 100% of the issued and outstanding Equity Interests of Barbeque Integrated, Inc., a Delaware corporation (the “Company”);

WHEREAS, Seller desires to sell, assign and transfer to the Purchaser, and the Purchaser desires to purchase (directly or indirectly through one or more Subsidiaries), the Business from Seller through an acquisition by Purchaser of 100% of the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), upon and subject to the terms herein; and

WHEREAS, the Purchaser desires to acquire the Shares from Seller, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Firm” is defined in Section 2.06(e).

“Accounts Receivable” means (a) all accounts, accounts receivable, contractual rights to payment, notes, notes receivable, negotiable instruments, chattel paper, vendor and supplier rebates, performance, lease, utility or other deposits, employee advances and any other miscellaneous receivables of Company or any of its Subsidiaries and (b) any security interest, claim, remedy or other right related to any of the foregoing.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code, any group of corporations filing a combined report for purposes of state corporate franchise or corporate income Tax, and any similar group defined under a similar provision of state, local or non-U.S. Law.

“Agreement” is defined above in the Preamble.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, as applicable.

“Business” means the business of the Company and its Subsidiaries of owning and operating casual barbeque restaurants as conducted on or prior to the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Cash” means, as of a given time, all cash, cash equivalents and marketable securities held by the Company or its Subsidiaries, including register cash; provided, however, that Cash shall be reduced by (i) checks, drafts and transfers issued by the Company but not cleared as of such specified date, in each case, unless the payables associated with such checks, drafts or transfers are included as current liabilities in Closing Working Capital, and (ii) bank overdrafts, cash in reserve accounts or cash escrow accounts, custodial cash, security deposits, cash supporting obligations under letters of credit and cash otherwise subject to any legal or contractual restriction, limitation or Tax on the ability to freely transfer or use such cash for any lawful purpose (such deducted amounts, collectively, the “Disregarded Cash”).

“Claims” is defined in Section 6.04.

“Closing” is defined in Section 2.03.

“Closing Balance Sheet” is defined in Section 2.06(a).

“Closing Cash” means the aggregate amount of Cash as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Closing Date” is defined in Section 2.03.

“Closing Indebtedness” means the aggregate amount of the Indebtedness as of immediately prior to the Closing.

“Closing Statement” is defined in Section 2.06(a).

“Closing Working Capital” means Working Capital as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

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“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material obligation or liability.

“Company” is defined in the Recitals.

“Company Intellectual Property” means Intellectual Property that is owned or used by the Company or any of its Subsidiaries in, or necessary to, the operation of the Business as currently conducted.

“Confidential Information” means any confidential or secret information that relates to the Company, its Subsidiaries or the Business or to the business of any of the customers, vendors, or other business relationships of the Company, its Subsidiaries or the Business; provided, however, that “Confidential Information” shall not include any information to the extent that Seller can reasonably demonstrate (with written evidence) that such information is: (x) at the time of attempted disclosure, sale or use, generally available to the public through no fault of any such Person, (y) lawfully acquired after the Closing by the Person attempting disclosure, sale or use from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) was or is independently developed without any reference to or use of Confidential Information.

“Confidentiality Agreement” is defined in Section 7.03.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Liabilities” means any Liability of the Company arising from any COVID-19 Relief Benefit received by the Company prior to Closing.

“COVID-19 Relief Benefit” means any note, bond, debenture or other debt security, or any deferral of Taxes or social security payments (to the extent quantified at Closing and included in the definition of Indebtedness), issued or granted by any Person (including any Governmental Body) to the Company or any of its Subsidiaries pursuant to any economic relief program or Law enacted as a result of the COVID-19 pandemic anywhere in the world, including the Paycheck Protection Program administered by the U.S. Small Business Administration and the CARES Act.

“D&O Tail Policies” is defined in Section 7.02(a).

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“Data Protection Law” means all applicable Laws, regulations, directives or binding guidance, as amended, consolidated, re-enacted or replaced from time to time to the extent related to data privacy, data security, data breach notification, data protection or Processing of Personal Data (including Laws of jurisdictions where Personal Data was collected), and any Laws to the extent concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing).

“Data Room” is defined in Section 6.05.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” is defined in ARTICLE IV.

“Electronic Delivery” is defined in Section 10.10.

“Employment Matters” is defined in Section 4.17(a).

“Enterprise Value” means Thirty Million Dollars ($30,000,000).

“Environmental Law” means any applicable Law as enacted and in effect on or prior to the Closing Date (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs) to the extent applicable and in effect on or prior to the Closing Date: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (as it relates to the exposure of Hazardous Materials).

“Equity Interest” means, in respect of any Person, any share, capital stock, partnership, member or similar interest in such Person, and any option, subscription, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Escrow Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form attached hereto as Exhibit C.

“Estimated Purchase Price” is defined in Section 2.06(a).

“Exchange Act” is defined in Section 5.10.

“Financial Statements” is defined in Section 4.04.

“Fraud” means, with respect to a Person, the knowing and intentional common law fraud of such Person as defined under Delaware law with respect to Contracts in such Person’s making of an express representation or warranty contained in this Agreement with the actual (and not constructive) knowledge of such Person that such representation or warranty was false when made (as opposed to the making of such representation or warranty (affirmatively or by omission) negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the intent of such Person of inducing the party hereto to whom such representation and warranty was made herein to enter into or consummate the transactions contemplated by this Agreement and upon which such party hereto reasonably and justifiably relied (subject, for the avoidance of doubt, to Sections 7.04 and 10.13).

“GAAP” means United States generally accepted accounting principles as consistently applied by the Company and its Subsidiaries in accordance with past practices. With respect to (a) any calculation of Working Capital, “consistently applied” means that no change in accounting principles shall be made from those used in the preparation of the Latest Balance Sheet and the Working Capital Schedule, including with respect to the nature of accounts, level of reserves or level of accruals, and (b) all other cases, “consistently applied” means that no change in accounting principles shall be made from those used by the Company in its past practices during all relevant periods. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures, classifications, conventions, categories, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments or presentation or otherwise.

“Governing Documents” means with respect to any particular Person which is not an individual, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization, certificate of formation, limited liability company agreement and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

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“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or similar tribunal).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under applicable Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Inbound Licenses” means all Contracts pursuant to which the Company or any of its Subsidiaries is a party and has the right to exploit any Intellectual Property owned by a third Person.

“Income Tax Return” means a Tax Return with respect to an Income Tax.

“Income Taxes” means the United States federal income Tax and any state, local or foreign allocated net income Tax or any franchise or business Tax incurred in lieu of a Tax on net income.

“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) the amount of all outstanding letters of credit or similar instruments issued on behalf of the Company and its Subsidiaries, but only to the extent drawn or called, (iv) liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business, (v) all obligations of the Company and its Subsidiaries under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (vi) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vii) any deferred purchase price liabilities related to past acquisitions of the Company or any of its Subsidiaries, (viii) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by the Company and its Subsidiaries, whether or not the obligations secured thereby have been assumed, (ix) all obligations of the Company and its Subsidiaries under forward sales, futures, options, foreign currency exchange and other similar hedging arrangements (including interest rate hedging or protection agreements), (x) all payables or indebtedness of the Company and its Subsidiaries owed to the Seller or any of its Affiliates, (xi) all capital lease obligations of the Company and its Subsidiaries under leases required to be treated as capital leases pursuant to GAAP without giving effect to ASC 842, (xii) all Liabilities of such Person pursuant to any phantom equity plan or Liabilities with respect stock appreciation or similar rights or arising from a Nonqualified Deferred Compensation Plan or other forms of deferred compensation arrangements of the Company and its Subsidiaries, (xiii) all Liabilities with respect to any underfunded pension plan of the Company and its Subsidiaries, (xiv) COVID-19 Liabilities of the Company and its Subsidiaries, including, without limitation, COVID-19 Relief Benefits that have not been forgiven as of the Closing, and any interest accrued thereon, (xv) all (a) outstanding obligations for deferred compensation, and (b) severance payments or other similar obligations related to the termination of any former employees that are outstanding as of the Closing (including the employer portion of any related payroll and other employment Taxes for the foregoing items (a) and (b)), in each case, relating to directors, officers or employees of the Company and its Subsidiaries, (xvi) Pre-Closing Accrued Taxes, (xvii) all unpaid non-operating expenses or other amounts (including dividends or other distributions) owed to any equity holder, director, officer or other Affiliate of the Company and its Subsidiaries, and (xviii) all guaranties, endorsements and other contingent obligations of the Company and its Subsidiaries to assure a creditor against loss with respect to any obligation (whether of such Person or another Person) mentioned in the foregoing clauses (i) through (xvii).

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“Intellectual Property” means intellectual property rights in all of the following arising under the Laws of the United States or any other jurisdiction, country or territory in the world: rights of copyright, original works of authorship fixed in any tangible medium of expression (whether registered or unregistered and whether or not published), copyright registrations and applications; trademarks and service marks (whether registered or unregistered and including all goodwill symbolized thereby and all common law rights therein), logos, trade dress, product designations, trade names, corporate names, fictitious names, trade styles, whether registered or unregistered, and all goodwill associated therewith; domain names, social media account names, handles; trade secrets and confidential business information; inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all issued patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto; know-how, formulations, procedures, logos, product designations and service marks and all applications (pending or in process), software and algorithms; advertising and promotional materials; all registrations and applications therefor; moral rights (droit moral), rights of integrity and paternity, neighboring rights, rental and lending rights, name, image and bio of the creator/author, publicity rights, name and likeness rights, and other rights of authors or individuals, including the right to authorize, prohibit or control the fixation, reproduction or other exploitation by any media and means now known or hereafter devised; and all Technology not otherwise included in the foregoing, and all derivative works and improvements arising out of or related to any of the above described items including all translations, adaptations and compilations of any of the foregoing.

“knowledge” means, with respect to Seller, the actual knowledge of Harold Lawlor, Marc Hinson, Nichole Robillard or Javier Retamar.

“Latest Balance Sheet” is defined in Section 4.04.

“Law” means any law, rule, regulation, judgment, injunction, order, decree, administrative requirement, or other pronouncement having the effect of law of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.

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“Lease” is defined in Section 4.06(b).

“Leased Real Property” is defined in Section 4.06(b).

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Liens” means liens, options, pledges, security interests, mortgages, rights of way, easements, encroachments, servitudes, rights of first option, charges, claims, encumbrances, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership. Liens do not include licenses of Intellectual Property.

“Liquor Licenses” means all of the permits or licenses issued by any Governmental Body that are required under applicable Law in order to serve alcoholic beverages at each applicable restaurant owned or operated by the Company or any of its Subsidiaries as part of the Business.

“Losses” means, collectively, all costs, damages, claims, losses, Taxes, judgments, fines, penalties, expenses, disbursements, settlements, awards, charges, obligations, costs and Liabilities (including (i) settlement costs and any reasonable legal, attorneys’ or other fees, costs and expenses for investigation, assertion, arbitration or defense thereof, and (ii) reasonable attorneys’ and other fees, costs and expenses incurred in connection with the enforcement of this Agreement).

“Lower Working Capital Threshold” means ($7,420,000).

“Material Adverse Effect” means any materially adverse change to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any change in any Law; (ii) any change in interest rates or general economic conditions (including changes in the price of gas, oil or other natural resources); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by the Purchaser or any of its Affiliates; (vi) any national or international political event or occurrence, including acts of war or terrorism; (vii) any epidemic or pandemic disease outbreak (including the COVID-19 pandemic and monkeypox) or any Law issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 and monkeypox) or any worsening of such conditions, or any act of God or other force majeure event (including natural disasters); or (viii) any failure by the Company or any of its Subsidiaries to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (viii) shall not prevent a determination that any change, effect, event, occurrence, circumstance, state of facts or development underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Effect (to the extent the effect(s) of such change, event, occurrence or development is not otherwise excluded from this definition of Material Adverse Effect)); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (vi) and (vii), if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

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“Material Suppliers” is defined in Section 4.19.

“Non-Company Affiliate” means any Affiliate of Seller, except for the Company or any of its Subsidiaries.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Objection Notice” is defined in Section 2.06(e).

“Outbound Licenses” means all Contracts to which the Company or any of its Subsidiaries is a party pursuant to which any Person other than the Company or any of its Subsidiaries is authorized to exploit any of the Company Intellectual Property.

“Owned Company Intellectual Property” has the meaning set forth in Section 4.09(b).

“Pension Plans” is defined in Section 4.11(a).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on the Company’s and its Subsidiaries’ books in accordance with GAAP; (ii) mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business that are not delinquent or past due; (iii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not, individually or in the aggregate, materially detract from the value or usefulness of such real property; (v) any Lien to be and which is actually released on or prior to the Closing; and (vi) Liens that are not material to the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

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“Personal Data” means any information in any form or format that, alone or in combination with other information, identifies or could reasonably be used to identify a natural individual or household, including, but not limited to, a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, geolocation and location information, biometric data, medical or health information, birthdates, financial information (including bank account, credit card and debit card information), account or authentication credentials, passwords, or any other piece of information that allows the identification of a natural person or that is otherwise considered “personal information”, “personally identifiable information”, “personal data” or any other equivalent term covered under applicable data privacy Laws.

“Plans” is defined in Section 4.11(a).

“Pre-Closing Accrued Taxes” means an amount equal to the unpaid Income Taxes of the Company or its Subsidiaries with respect to any Pre-Closing Tax Period (determined with respect to a Straddle Period in accordance with Section 9.03) which shall be not less than zero in the aggregate or in respect of any jurisdiction. The calculation of Pre-Closing Accrued Taxes shall (i) exclude any deferred Tax liabilities and deferred Tax assets, (ii) consider estimated (or other prepaid) Tax payments made prior to Closing only to the extent that such payments have the effect of reducing (not below zero) the particular current Tax liability in respect of which such payments were made, (iii) consider Transaction Tax Deductions only to the extent such deductions (x) are at least “more likely than not” permitted by applicable Law as utilizable or deductible in a Pre-Closing Tax Period and (y) have the effect of reducing (not below zero) a particular current income Tax liability to which such deductions are relevant, and (iv) consider any net operating losses, tax credits, or any other tax attributes only to the extent such items (taking into account any applicable limitations with respect to such credits, deductions or attributes) (x) are actually utilizable or deductible in a Pre-Closing Tax Period and (y) have the effect of reducing (not below zero) a particular current income Tax liability in a taxable period including the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Privacy and Information Security Requirements” means (a) all Data Protection Laws; (b) all contracts or agreements to which the Company or any of its Subsidiaries is a party or is otherwise bound to the extent related to User Data or Personal Data; and (c) the Company’s and Subsidiaries policies and notices (e.g., posted privacy policies, notices provided in connection with the collection, handling or use of User Data or Personal Data) to the extent relating to User Data or Personal Data, or privacy.

“Proceeding” means any audit, litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, inquiry, or investigation before or by any Governmental Body, whether administrative, judicial or arbitral in nature, whether threatened or made.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such Personal Data or sets of Personal Data.

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“Purchase Price” is defined in Section 2.02.

“Purchase Price Adjustment Escrow Account” is defined in Section 2.04(d).

“Purchase Price Adjustment Escrow Amount” means an amount equal to $500,000.

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

“Purchaser” is defined above in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 2.06(h)(i).

“Purchaser Arrangements” is defined in Section 4.11(h).

“Released Claims” is defined in Section 6.04.

“Releasees” is defined in Section 6.04.

“Releasing Parties” is defined in Section 6.04.

“RICO” is defined in Section 10.13(a).

“Schedule” is defined in ARTICLE IV.

“SEC” is defined in Section 5.10.

“Seller” is defined above in the Preamble.

“Seller Adjustment Amount” is defined in Section 2.06(h)(ii).

“Seller Documents” is defined in Section 3.02(a).

“Shares” is defined in the Recitals.

“Software” means any and all computer programs, development tools, programmer notes, specifications, user interfaces and “look and feel.”

“Straddle Period” has the meaning set forth in Section 9.03.

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“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Working Capital” means ($7,320,000).

“Tax” or “Taxes”, means any federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all income, gross receipts, gross income, capital stock, franchise, profits, withholding, payroll, social security, unemployment, severance, disability, real property, real property gains ad valorem, personal property, stamp, excise, occupation, sales, use, service, service use, production, license, lease, transfer, value added, alternative or add-on minimum, premium, registration, employment, environmental, windfall profit, estimated or other tax, customs duty, governmental fee or other customs, duties, taxes, fees, imposts, levies, assessments or charges of any kind, and including any interest, penalty or addition to tax imposed with respect thereto (whether or not disputed) and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Technology” means (a) published and unpublished works of authorship, including audiovisual works, collective works, Software, compilations, literary works, mask works, and sound recordings, (b) inventions (whether or not patentable and whether or not reduced to practice), discoveries and improvements thereto, (c) databases, data compilations and collections, and customer and technical data, (d) methods and processes, including those of use, application, manufacturing, or formulating, (e) devices, prototypes, designs and schematics, and (f) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Transaction Expenses” means, without duplication, to the extent not paid by Seller or the Company or its Subsidiaries prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company or its Subsidiaries prior to Closing in connection with the negotiation, preparation, execution and performance of this Agreement, the Seller Documents, the Purchaser Documents, and the transactions contemplated herein and therein, (ii) all fees payable by the Company or its Subsidiaries to any Affiliate (other than the Company or its Subsidiaries) in connection with this Agreement or the transactions contemplated hereby, (iii) all transaction bonus (including those payable under the Transaction Bonus Agreements), change in control, stay bonus, severance and other payments payable in connection with the transactions contemplated by this Agreement, excluding any severance or similar payment triggered by an action of the Company or its Subsidiaries following the Closing, (iv) the employer payroll Taxes and employer retirement plan contributions payable in respect of (A) the amounts described in the immediately preceding clause (iii) and (B) the vesting, exercise, settlement or payment of any stock options, options to purchase Seller units or other equity or equity-based compensation in connection with the transactions contemplated by this Agreement, and (v) fifty percent (50%) of the premium for the D&O Tail Policies. Notwithstanding the foregoing, “Transaction Expenses” will exclude all fees, costs, expenses and payment obligations to the extent included in Indebtedness or Closing Working Capital.

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“Transaction Bonus Agreements” means those Transaction Bonus Agreements set forth on the Capitalization Schedule.

“Transaction Tax Deductions” means all applicable deductions of the Company and its Subsidiaries attributable to the Transaction Expenses (whether paid at or before Closing), the payment of consulting fees, severance obligations, bonus obligations, “success fees,” bonuses payable to employees, deferred unamortized financing fees, and any employment Taxes with respect to the foregoing amounts, in each case to the extent economically borne by Seller; provided, that the safe harbor election of Rev. Proc. 2011-29 shall be made (which election shall be made on applicable Tax Returns) to deduct 70% of any success based investment banking and other fees.

“Upper Working Capital Threshold” means ($7,220,000).

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company or any of its Subsidiaries from users of any website or any computer software owned by the Company or any of its Subsidiaries.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Welfare Plans” is defined in Section 4.11(a).

“Working Capital” means, without duplication, the sum of (i) all current assets (other than Cash, Disregarded Cash, prepaid Transaction Expenses and current or deferred Income Tax assets) of the Company and its Subsidiaries as more fully described on the Working Capital Schedule minus (ii) all current liabilities (other than Indebtedness, the current portions of any capital lease obligations, all Transaction Expenses, and current or deferred Income Tax liabilities) of the Company and its Subsidiaries as more fully described on the Working Capital Schedule, in each case determined on a consolidated basis in accordance with the Working Capital Schedule and GAAP without any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, or any change in practices, methods, conventions or assumptions utilized in making accounting estimates from those used in the preparation of the Working Capital Schedule, including with respect to the included accounts, level of reserves or level of accruals. Any inconsistency between the foregoing description and the Working Capital Schedule shall be resolved in favor of the Working Capital Schedule.

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1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d) “Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e) “Dollar,” etc. The terms “Dollars” and “$” mean dollars in the lawful currency of the United States of America.

(f) “Or”. The word “or” is used in the inclusive sense of “or”.

(g) Section, Subsection. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement, unless otherwise specified.

(h) Gender. References herein to any gender shall include each other gender.

(i) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(j) Singular. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(k) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(l) Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.

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(m) Contract. References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto).

(n) Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(o) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(p) “Provided” or “Made Available”. References to documents or other materials “provided” or “made available” to the Purchaser shall mean that such documents or other materials were present at least two (2) Business Days prior to the date of this Agreement in the Data Room and accessible by the Purchaser.

ARTICLE II
PURCHASE AND SALE

2.01 Purchase and Sale of the Shares. Subject to the terms set forth in this Agreement, at the Closing, Seller will sell, assign and transfer to the Purchaser, and the Purchaser will purchase from Seller, all of the Shares for the consideration specified in Section 2.02.

2.02 Purchase Price. Subject to adjustment pursuant to Section 2.06, the aggregate consideration payable by the Purchaser for the purchase of the Shares (the “Purchase Price”), shall be an amount equal to:

(a) the Enterprise Value;

(b) minus the Closing Indebtedness;

(c) minus the amount (if any) by which Closing Working Capital is less than the Lower Working Capital Threshold;

(d) plus the amount (if any) by which Closing Working Capital is greater than the Upper Working Capital Threshold;

(e) plus the Closing Cash;

(f) minus the Purchase Price Adjustment Escrow Amount; and

(g) minus the Transaction Expenses.

For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses, or Working Capital shall be double counted for purposes of calculating the Purchase Price hereunder.

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2.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”) remotely via the electronic exchange of documents and signatures immediately following the execution and delivery hereof. The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date. The Closing will be accomplished by email (in PDF or similar format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon confirmed receipt. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.04 The Closing Transactions. The parties hereto shall consummate the following transactions on the Closing Date:

(a) the Purchaser shall deliver to Seller the Estimated Purchase Price, by wire transfer of immediately available funds to the account(s) designated by Seller;

(b) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on the Indebtedness Schedule as specified in each applicable Payoff Letter to the account(s) designated in each such applicable Payoff Letter in order fully to discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and its Subsidiaries related thereto;

(c) the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement; and

(d) the Purchaser shall pay, on behalf of Seller, all Transaction Expenses to each Person who is owed a portion thereof; provided, that any Transaction Expenses that are subject to employment Tax withholding and reporting shall be paid to the Company, which shall in turn cause such amounts to be paid through its (or its Subsidiaries’) payroll system within fifteen (15) days following the Closing Date.

2.05 Deliveries at the Closing.

(a) Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver each of the following:

(i) to the Seller, a certificate of good standing, dated as of a date within 15 days of the Closing, from the jurisdiction in which the Purchaser is organized; and

(ii) to the Seller, the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

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(b) Closing Deliverables of the Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered each of the following:

(i) to the Purchaser, (i) stock certificates (or similar evidence) representing all of the Shares, which Shares shall constitute all of the issued and outstanding Equity Interests of the Company at Closing, free and clear of all Liens (other than those arising pursuant to applicable securities Laws), with blank transfer forms endorsed or stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto, and (ii) indirectly through its transfer of the Company at Closing, ownership of all issued and outstanding Equity Interests of each direct or indirect Subsidiary of the Company set forth on the Capitalization Schedule, free and clear of all Liens (other than those arising pursuant to applicable securities Laws);

(ii) to the Purchaser, a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying and attaching as exhibits to such certificate (A) the organizational documents of the Company, (B) a certificate of good standing, dated as of a date within 15 days of the Closing Date, from the Secretary of State of the State of Delaware certifying as to the good standing of the Company, and (C) the resolutions or consents of the board of managers of the Company (or equivalent governing body) authorizing and approving the execution, delivery and performance of this Agreement and each of the ancillary agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby;

(iii) to the Purchaser, the Escrow Agreement, duly executed by the Seller;

(iv) to the Purchaser, the resignation letters, in form and substance reasonably satisfactory to the Purchaser, effective as of the Closing, of such managers and officers of the Company (in their capacity as such) identified on Schedule 2.05(b)(iv) of the Disclosure Schedules;

(v) to the Purchaser, an IRS Form W-9, properly completed and duly executed by the Seller;

(vi) to the Purchaser, a duly executed certification, dated as of the Closing Date, reasonably satisfactory to Purchaser complying with the requirements of Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h) that the interests in the Company are not, and have not for the period specified in Section 897(c)(1)(A)(ii) of the Code, been U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder, and an accompanying notice to the Internal Revenue Service meeting the requirements of Treasury Regulation Section 1.897-2(h)(2); and

(vii) to the Purchaser, duly executed payoff letters (“Payoff Letters”) in respect of the discharge of all Indebtedness set forth on the Indebtedness Schedule and which provide for, upon repayment in full of such Indebtedness, the release of any Lien securing such Indebtedness in form and substance reasonably satisfactory to the Purchaser, signed in each case by or on behalf of the holders of such Indebtedness; and

(viii) to the Purchaser, duly executed receipt agreements, in a form reasonably acceptable to Purchaser, signed by the Company and each counter-party to a Transaction Bonus Agreement.

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2.06 Purchase Price Adjustment.

(a) Attached as Exhibit A is the Company’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), including each of the components thereof, based on the Company’s books and records and other information then available.

(b) As promptly as practicable after the Closing, but in no event later than 75 days after the Closing Date, the Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of the Purchase Price, including each of the components thereof, and a balance sheet of the Company and its Subsidiaries as of 12:01 a.m. prevailing Eastern Time on the Closing Date (the “Closing Balance Sheet”).

(c) The Closing Balance Sheet shall (i) be prepared, and Closing Working Capital shall be determined, in accordance with (A) the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the calculation of the Target Working Capital as set forth on the Working Capital Schedule, (B) to the extent not inconsistent with the foregoing clause (A), the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the latest balance sheet included in the Financial Statements, and (C) to the extent not inconsistent with the foregoing clauses (A) or (B), GAAP and, (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

(d) The post-Closing purchase price adjustment as set forth in this Section 2.06 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) for the Working Capital Schedule and used in determining the amount of the Target Working Capital; it being the intent of the parties hereto that the Closing Working Capital be calculated consistently with the Target Working Capital in order to allow a meaningful comparison of the Closing Working Capital to the Target Working Capital. Notwithstanding anything else in this Agreement to the contrary, (i) to the extent that the Closing Balance Sheet corrects an error or an inconsistency, or noncompliance with the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the calculation of the Target Working Capital as set forth on the Working Capital Schedule, then either the Closing Working Capital or Target Working Capital shall be reduced or increased as a result of such error, inconsistency or noncompliance, as appropriate, to reflect such error, inconsistency or noncompliance and (ii) if the same item would be reflected differently on the Closing Balance Sheet than in the calculations of the Target Working Capital set forth on the Working Capital Schedule, the parties hereto will equitably adjust the calculation of either the Closing Working Capital or Target Working Capital so as to result in consistent treatment.

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(e) The Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall (i) permit Seller and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and the Purchaser’s calculation of the Purchase Price and provide Seller with copies thereof (as reasonably requested by Seller) and (ii) provide Seller and its representatives reasonable access to the Purchaser’s (including the Company’s) employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of Seller or its representatives). If Seller disagrees with any part of the Purchaser’s calculation of the Purchase Price as set forth on the Closing Statement or the Closing Balance Sheet, Seller shall, within sixty days after Seller’s receipt of the Closing Statement and the Closing Balance Sheet, notify the Purchaser in writing of such disagreement by setting forth Seller’s calculation of the Purchase Price, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to the Purchaser, then the Purchaser and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Purchase Price. In the event that the Purchaser and Seller are unable to resolve all such disagreements within thirty days after the Purchaser’s receipt of such Objection Notice, the Purchaser and Seller shall submit such remaining disagreements to AlixPartners, LLP, or another nationally recognized accounting or consulting firm as is mutually acceptable to the Purchaser and Seller (the “Accounting Firm”).

(f) The Accounting Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Purchase Price, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit C. The Purchaser and Seller shall cooperate with the Accounting Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Purchase Price, including each of the components thereof, as soon as practicable. The Accounting Firm shall consider only those items and amounts in the Purchaser’s and Seller’s respective calculations of the Purchase Price, including each of the components thereof, that are identified as being items and amounts to which the Purchaser and Seller have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Firm’s determination of the Purchase Price, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and Seller (i.e., not on independent review) and on the definitions included herein. The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

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(g) The costs and expenses of the Accounting Firm in determining the Purchase Price, including each of the components thereof, shall be borne by the Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Purchaser claims the Purchase Price is one thousand dollars ($1,000) less than the amount determined by Seller, and Seller contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Accounting Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller, in the aggregate, and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Accounting Firm’s determination of Purchase Price, (i) the Purchaser, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Accounting Firm and (ii) during the engagement of the Accounting Firm, the Accounting Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and Seller, on the other hand. In connection with the Accounting Firm’s determination of the Purchase Price, the Accounting Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.06(g), and taking into account all fees and expenses already paid by each of the Purchaser, on the one hand, and Seller, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Purchaser and Seller, which such determination shall be conclusive and binding upon the parties hereto.

(h) Within five (5) Business Days after the Purchase Price, including each of the components thereof, is finally determined pursuant to this Section 2.06:

(i) if the Purchase Price as finally determined pursuant to this Section 2.06 is less than the Estimated Purchase Price, then the Purchaser and Seller shall cause the Escrow Agent to: (A) pay to the Purchaser from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the “Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay to the Seller such amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii) if the Purchase Price as finally determined pursuant to this Section 2.06 is greater than the Estimated Purchase Price (the amount of such deficiency, the “Seller Adjustment Amount”), then (A) the Purchaser shall pay to Seller the Seller Adjustment Amount, and (B) the Purchaser and Seller shall cause the Escrow Agent to pay all of the Purchase Price Adjustment Escrow Funds to Seller.

(iii) All payments to be made pursuant to this Section 2.06(h) shall (x) be treated by all parties for tax purposes as adjustments to the Purchase Price and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or Seller, as applicable. The payments described in Section 2.06(h)(i) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 2.06.

2.07 Withholding. Notwithstanding anything herein to the contrary, the Purchaser, the Company, its Subsidiaries and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts required to be deducted and withheld from such Person with respect to the making of such payment under the Code or applicable law; provided, however, that the applicable withholding agent shall (except with regard to any compensatory payments or the failure to comply with Sections 2.05(b)(v) and 2.05(b)(vi) (i) use commercially reasonable efforts to notify such Persons of amounts otherwise payable to such Persons that it intends to deduct and withhold at least three days before the payment to which such deduction or withholding would apply and (ii) provide such Person with a reasonable opportunity to mitigate or eliminate the need to deduct or withhold. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller represents and warrants to the Purchaser as follows:

3.01 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under Delaware Law, and Seller has all requisite limited liability company power and authority to own and operate its properties and to carry on its business as now conducted.

3.02 Authorization; No Breach.

(a) Seller has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Seller and each of the Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Seller Documents. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Seller, and assuming that this Agreement and each of the Seller Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not conflict with, result in any breach of, require any notice under or result in any violation of the provisions of Seller’s Governing Documents. Except as set forth on the Seller Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under, result in a material violation of, give rise to any right of termination, modification, cancellation, or result in the loss of any right or benefit under, result in the creation of any Lien upon any material assets of Seller, including the Shares, under, or require any authorization, consent, approval, exemption or other action under any material indenture, mortgage, lease, loan agreement or other Contract or any Law to which Seller is subject.

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3.03 Governmental Bodies; Consents. Seller is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the preceding sentence, no other consents, approvals or authorizations of any Governmental Body is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.04 Litigation. There are no actions, suits or proceedings pending or, to Seller’s knowledge, overtly threatened against or affecting Seller at law or in equity, or before or by any Governmental Body, which would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

3.05 Title. Seller is directly the legal and beneficial owner of, and has good and valid title to, the Shares, free and clear of all Liens other than those arising pursuant to this Agreement and applicable securities Laws. Seller has the right, authority and power to sell, assign and transfer the Shares to the Purchaser. There are no outstanding obligations, options, warrants or other rights of any kind, including any restrictions on transfers, relating to the sale, transfer or voting of the Shares.

3.06 Brokers. Except with respect to Kroll, LLC, there are no claims for broker’s, finder’s or other similar fee or commissions or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the schedules accompanying this ARTICLE IV (each, a “Schedule” and, collectively, the “Disclosure Schedules”), Seller represents and warrants to the Purchaser as follows:

4.01 Organization and Corporate Power; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Seller has made available to the Purchaser a complete and correct copy of the Governing Documents, each as amended to date, of the Company and each of the Subsidiaries of the Company. Such Governing Documents are in full force and effect. Neither the Company nor its Subsidiaries are in violation of any of the provisions of its respective Governing Documents.

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(c) The Subsidiary Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization, (ii) the number of issued and outstanding shares of each class of its capital stock or other Equity Interests, and (iii) the names of the holders of shares of each class of stock or other Equity Interests and the number of shares or other Equity Interests held by such holder. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Subsidiary of the Company has the requisite corporate or limited liability company power, as the case may be, and all necessary governmental approvals to own, use or lease its properties and to carry on its business in all material respects as it is now being conducted. All of the issued and outstanding shares of capital stock and other Equity Interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and are wholly owned of record and beneficially by the direct or indirect Subsidiary of the Company set forth on the Capitalization Schedule, free and clear of all Liens (other than those arising pursuant to applicable securities Laws). There are no outstanding or authorized rights of any person that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. Except as set forth on the Subsidiary Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.

4.02 No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach of, require any notice under or result in any violation of the provisions of the Company’s or any of its Subsidiaries’ certificates of incorporation and bylaws or equivalent organizational documents. Except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under, result in a material violation of, give rise to any right of termination, modification, cancellation, or result in the loss of any right or benefit under, result in the creation of any material Lien upon any material assets of the Company or its Subsidiaries under, or, except with respect to the Liquor Licenses, require any authorization, consent, approval, waiver, exemption or other action under any Law to which the Company or its Subsidiaries is subject.

4.03 Capital Stock. The Company’s authorized and outstanding Equity Interests are as set forth on the Capitalization Schedule. All of the shares of outstanding Equity Interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and are wholly owned of record and beneficially by Seller, free and clear of all Liens (other than those arising pursuant to applicable securities Laws). As of the date hereof and as of the Closing, the Shares constitute all of the issued and outstanding Equity Interests of the Company and there are no outstanding or authorized obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the Equity Interests of the Company or obligating Seller or the Company to transfer, issue or sell, or pay compensation relating to the value of, any Equity Interests in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or any other Equity Interests of the Company or any of the Subsidiaries.

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4.04 Financial Statements; Accounts Receivable; Undisclosed Liabilities.

(a) The Financial Statements Schedule consists of: (a) the Company’s unaudited consolidated balance sheet as of July 2, 2023, (the “Latest Balance Sheet”) and the related statement of income and cash flows for the six (6) month period then ended and (b) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended January 1, 2023, (collectively, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments, which adjustments will not be, individually or in the aggregate, material to the Company and its Subsidiaries.

(b) The Company and its Subsidiaries have no Liabilities except for (a) Liabilities specifically set forth as a line item in the Latest Balance Sheet and adequately reserved against therein in accordance with GAAP, (b) current Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, which are (i) not, individually or in the aggregate, material, (ii) of the same character and nature as Liabilities on the face of the Latest Balance Sheet (rather than any notes thereto), and (iii) not the result of any Breach of Contract, Breach of warranty, tort, infringement or violation of Law, (c) Liabilities set forth on the Disclosure Schedules, and (d) Liabilities which are not and are not reasonably expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

4.05 Absence of Certain Developments. Except (i) as set forth on the Developments Schedule or (ii) contemplated by this Agreement, since the date of the Latest Balance Sheet, none of the Company nor any of its Subsidiaries has:

(a) amended or modified its Governing Documents;

(b) issued, sold, or pledged any of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to its capital stock;

(c) amended or terminated any Contract required to be listed on the Contracts Schedule;

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(d) waived any material right under any Contract required to be listed on the Contracts Schedule;

(e) sold, pledged, assigned, leased (as lessor or lessee), licensed, transferred, abandoned or otherwise disposed of or encumbered any material assets outside of the ordinary course of business;

(f) entered into, amended or modified any employment agreement which provides for annual base compensation in excess of $75,000 or increased the compensation of its employees, other than base compensation increases in the ordinary course of business consistent with past practice for employees whose annual base compensation is not excess of $75,000;

(g) adopted, terminated, amended or modified any Plan, except as required by Law or the terms of such Plan;

(h) entered into any collective bargaining agreement with any labor union;

(i) declared, set aside, paid or made any distribution or payment to its stockholders or members, as the case may be, with respect to its Equity Interests;

(j) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(k) made any change in its accounting methods, principles or practices, other than in a manner consistent with GAAP;

(l) made any loan or advance to any of its officers, directors, employees or consultants (other than in the ordinary course of business consistent with past practice) or made any other loan or advance;

(m) made any commitment to pay severance to any of its officers, directors, employees or consultants;

(n) made any capital expenditures in excess of $25,000 in any one case or $150,000 in the aggregate;

(o) incurred any indebtedness for borrowed money (other than indebtedness that will be Closing Indebtedness at the time of Closing);

(p) entered into any material settlement, conciliation or similar Contract;

(q) made any acquisition of all or any material part of the assets, properties, capital stock or business of any other Person, other than purchases of inventory in the ordinary course of business;

(r) made or changed any material Tax election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than in connection with any extension of the filing of a Tax Return obtained in the ordinary course); or

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(s) committed to do any of the foregoing.

4.06 Title to Properties.

(a) The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of the Business, free and clear of all Liens, except for Permitted Liens. Each such item of material personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b) The Leased Real Property Schedule contains a list of all real property leased by the Company and its Subsidiaries (the “Leased Real Property”). Seller has made available to the Purchaser a true and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a “Lease”). With respect to each of the Leases: (i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it (subject to proper authorization and execution by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity); (ii) neither the Company nor any of its Subsidiaries have received written notice of any existing material defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to Seller’s knowledge, are there any existing material defaults thereunder by the Company or its Subsidiaries (as applicable) or, to Seller’s knowledge, the lessor thereof; and (iii) to Seller’s knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any party.

Seller does not make any representation or warranty regarding whether the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will conflict with, result in a material breach of, require a notice under, constitute a material default under, result in a material violation of, give rise to a right of termination, modification, cancellation, or result in the loss of a right or benefit under any of the Leases.

(c) No brokerage or leasing commissions are due and payable or will be due and payable with respect to any of the Leases by the Company or any of its Subsidiaries following the Closing.

(d) Each landlord under any of the Leases has completed all improvements or construction required by such landlord under the applicable Lease and no landlord under any of the Leases owes the Company or any on its Subsidiaries any tenant improvement allowance or other compensation under any of the Leases. The Company and its Subsidiaries have completed all tenant improvements required by the Leases.

(e) No Person other than the Company or its Subsidiaries has any right to the use of or occupancy of any of the Leased Real Property.

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(f) All water, sewer, electric, natural gas, telephone, drainage facilities and all other utilities required for the current use of the Leased Real Property are installed to the Leased Real Property, are connected with valid permits, comply with all applicable governmental requirements, and are adequate to service the Leased Real Property for its intended use, and no utility deposits are on deposit with respect to any such facilities.

(g) The improvements located on the Leased Real Property (including all parking areas) and the personal property (including all mechanical systems servicing the improvements) are in proper operating condition, free from any material physical, mechanical, or structural defects, and are fully usable for their intended purposes.

(h) None of the Company nor any of its Subsidiaries owns any real property.

4.07 Tax Matters.

(a) (i) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) all income and other material Tax Returns required to be filed by it and has timely paid all Taxes due and owing by it whether or not shown on any Tax Return, (ii) all such Tax Returns were true, accurate and complete in all respects and were prepared in compliance with all applicable Law, and (iii) the Company has made available to Purchaser true, accurate and complete copies of all income and other material Tax Returns filed by the Company or its Subsidiaries since December 31, 2019, all written examination reports received by the Company since December 31, 2019, and all written statements of deficiencies assessed against or agreed to by the Company that were received by the Company since December 31, 2019.

(b) (i) No claim for Taxes has resulted in an outstanding Lien against any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet delinquent, (ii) neither the Company nor any of its Subsidiaries has received any written notice of any unresolved audit of, or unresolved Tax controversy associated with, any Tax Return that is currently being conducted, or is proposed to be conducted, by any Governmental Body; (iii) there are no ongoing or pending Tax audits by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (iv) there has been no extension or waiver of any statute of limitations on the assessment of any Taxes of the Company or any of its Subsidiaries with respect to a period that has not yet expired that is currently in effect; (v) there has been no agreement to any extension of time for filing any Tax Return which has not been filed other than customary extensions for which no approval is required; and (vi) no written claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries: (i) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return or other affiliated, consolidated, unitary or combined group (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any Liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a result of being a transferee, successor, or (C) by Contract. Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement the primary subject of which is not Taxes).

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(d) No power of attorney with respect to Taxes that has been executed by the Company or any of its Subsidiaries or filed with any Governmental Body with respect to the Company or any of its Subsidiaries will be in effect after Closing.

(e) There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting or the cash method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions entered into on or prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) existing as of the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) deferred revenue or prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i); (viii) Section 1400Z-2, or Section 965 of the Code (or, in each case, any corresponding or similar provision of state, local, or non-U.S. income Tax Law) made on or prior to the Closing Date; and (ix) the application of Sections 956, 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date

(g) In the last five (5) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, and has not had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(i) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent Financial Statements exceed the accrual for Tax liability set forth on the face of the Financial Statements. Since the date of the most recent Financial Statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses or outside the ordinary course of business consistent with past custom and practice.

(j) Neither the Company nor any of its Subsidiaries has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state, local or non-U.S. Law).

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(k) At all times since incorporation, the Company has been a “C corporation” for Income Tax purposes. At all times since formation, each Company Subsidiary has been disregarded entity for U.S. federal and applicable state income tax purposes. No actions have been taken (including, without limitation, the filing of a Tax election) by the Company, its Subsidiaries, the Seller or otherwise to cause the any Subsidiary to cease to so qualify.

(l) The Company is, and has been at all times, an accrual method taxpayer.

(m) Neither the Company nor any of its Subsidiaries (i) owns or holds any equity interests in any other entity that is taxed as a partnership or corporation for U.S. federal income Tax purposes or (ii) is otherwise party to any joint venture or other arrangement or Contract which the Company treats as a partnership for U.S. federal income Tax purposes.

(n) The Company and its Subsidiaries are not subject to Tax in any country other than the United States by virtue of having employees, a permanent establishment, a branch, an office or fixed place of business, an agency or other contacts with such other country.

(o) The Company and its Subsidiaries (i) are and have been in compliance with all escheat, abandoned and unclaimed property Laws, (ii) submitted to the appropriate Governmental Body all amounts required to be paid thereunder, and (iii) filed all statements, returns, and reports required to be filed thereunder.

4.08 Contracts and Commitments.

(a) Except with regard to any Contracts or other agreements set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to any of the following contracts, other agreements or arrangements: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 4.11 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other individual service provider on a full-time or consulting basis providing for base compensation in excess of $100,000 per annum; (v) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000; (ix) contract or group of related contracts with the same party for the purchase of products or services, other than purchase orders entered into in the ordinary course of business, under which the undelivered balance of such products and services has a selling price in excess of $100,000 which cannot be cancelled by the Company or any of its Subsidiaries without penalty or without more than 90 days’ notice; (x) Contracts that (A) provide for any minimum purchase or payment requirement or contain a “take or pay” provision or (B) contains a “most-favored nation” or similar preferential pricing provision; (xi) Contract with a Material Supplier; (xii) contract or group of related contracts with the same party for the sale of products or services, other than purchase orders entered into in the ordinary course of business, under which the undelivered balance of such products or services has a sales price in excess of $50,000 which cannot be cancelled by the Company or any of its Subsidiaries without penalty or without more than 90 days’ notice; (xiii) Contracts relating to the acquisition, sale or disposition of all or material portion of any assets or business of any other Person (whether by merger, sale of stock, sale of assets or otherwise), whether or not consummated (including any confidentiality agreements entered into with respect thereto) (A) within the last five (5) years or (B) that contain representations, warranties, covenants, indemnities or other obligations of the Company or any of its Subsidiaries that are still in effect, including any outstanding “earn-outs”, contingent or deferred purchase price payments or similar contingent payment obligations; (xiv) contract which materially prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (xv) Contracts relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person, or any similar Contracts; (xvi) Contracts that are a settlement, conciliation or similar agreement with any Governmental Body or pursuant to which the Company or any of its Subsidiaries will have any obligations after the date hereof; (xvii) contracts relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries (other than contracts for generally commercially available off-the-shelf software or contracts for Inbound Licenses granted in the ordinary course of business), in each case involving consideration in excess of $50,000 per annum; and (xviii) all agreements between or among the Company or any Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Subsidiary), on the other hand.

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(b) Seller has made available to the Purchaser a true, correct and complete copy of each Contract listed on the Contracts Schedule (or a true and correct summary of the material terms of any oral Contract listed on the Contracts Schedule). Each of the Contracts listed on the Contracts Schedule is valid and binding on the Company or its Subsidiary, is in full force and effect, neither the Company nor any of its Subsidiaries (as applicable) is in material default under any Contract listed on the Contracts Schedule, and, to the knowledge of Seller, the other party to each of the Contracts listed on the Contracts Schedule in not in material default thereunder. The Company and each of its Subsidiaries have performed all obligations required to be performed by it in all material respects under the Contracts listed on the Contracts Schedule, except that the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby may conflict with, result in a material breach of, require a notice under, constitute a material default under, result in a material violation of, give rise to a right of termination, modification, cancellation, or result in the loss of a right or benefit under certain of the Contracts listed on the Contracts Schedule.

4.09 Intellectual Property.

(a) The Intellectual Property Schedule sets forth a true and complete list of (i) all Owned Company Intellectual Property, that is the subject of any registrations or pending applications with any Governmental Body (including issued patents, patent applications, trademark and service mark registrations and applications, domain names, and copyright registrations and applications) (collectively, “Registered Company IP”), (ii) all material unregistered trademarks included in the Owned Company Intellectual Property and used in connection with the Business, (iii) all current administrative Proceedings before the United States Patent and Trademark Office (or any division or agency thereof) or any other Governmental Body anywhere in the world relating to the Owned Company Intellectual Property, in which the Company or any of its Subsidiaries was or is a named party, pursuant to which a third party is challenging the validity or enforceability of any such material Owned Company Intellectual Property, and (iv) all significant Inbound Licenses and significant Outbound Licenses, where the word “significant” means, with respect to any Inbound License or Outbound License, that the amount paid or reasonably expected to be payable by or to the Company or any of its Subsidiaries, pursuant to such Inbound License or Outbound License exceeds $50,000 per annum (excluding any Inbound License or Outbound License for generally commercially available off-the-shelf software and any Inbound License or Outbound License granted in the ordinary course of business). Each item of Registered Company IP in the Intellectual Property Schedule is subsisting (or in the case of applications, applied for) as of the date hereof, valid, and (x) if registered, is enforceable in the jurisdiction such registration or pending application is in, or (y) if not registered, is enforceable within the geographic area in which the Company operates.

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(b) (i) The Company Intellectual Property comprises all Intellectual Property required for use by the Company or any of its Subsidiaries in the operation or conduct of the Business as presently conducted; (ii) the Company or one of its Subsidiaries own and possess all right, title and interest in and to, or possess the valid and enforceable right to use, all Company Intellectual Property; (iii) any such right, title and interest in the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Owned Company Intellectual Property”) is free and clear of all Liens other than Permitted Liens; (iv) no Proceedings are pending or, to Seller’s knowledge, threatened against the Company or any of its Subsidiaries by any Person claiming that the use by the Company or any of its Subsidiaries of any Intellectual Property, including, but not limited to, the Company Intellectual Property, infringes, misappropriates, or otherwise violates any Intellectual Property, proprietary or other rights or interests of any Person; (v) to the knowledge of Seller, no Person is infringing or materially misappropriating or has in the past three (3) years infringed or misappropriated any Owned Company Intellectual Property; and (vi) none of the Owned Company Intellectual Property or infringes upon, misappropriates, or otherwise violates the Intellectual Property, proprietary or other rights or interests of any other Person.

(c) Neither the Company nor any of its Subsidiaries is subject to any judgments, orders, settlement agreements, or similar instruments that restrict its use of Owned Company Intellectual Property.

(d) Each of the Company and its Subsidiaries, and, to the knowledge of Seller, all vendors, processors, or other third parties acting for them or on their behalf in connection with the Processing of Personal Data or that otherwise have been authorized to have access to Personal Data in the possession or control of the Company or any of its Subsidiaries (solely to the extent of so acting or accessing such Personal Data) have, at all times during the past three (3) years, complied with and are in compliance with, in all material respects, all Laws relating to the collection, storage, use, security and transfer of User Data or Personal Data, including the Privacy and Information Security Requirements.

4.10 Litigation. The Litigation Schedule sets forth all Proceedings (including all settled Proceedings) against or by the Company and its Subsidiaries since December 31, 2022. Except as set forth on the Litigation Schedule, there are no Proceedings pending or, to Seller’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Body (i) that would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company or any of its Subsidiaries; or (ii) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement. Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Body.

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4.11 Employee Benefit Plans.

(a) Except as listed on the Employee Benefits Schedule, none of the Seller, the Company or any of the Company’s Subsidiaries maintains, contributes or otherwise has any Liability with respect to (i) any nonqualified deferred compensation or retirement plans, (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”) or (v) any other benefit, compensation, retirement, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, covering any current or former officers, directors, employees or independent contractors (or any of their respective beneficiaries or dependents) of the Company or any of its Subsidiaries (collectively, the “Plans”). Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and Seller is not aware of any facts or circumstances that would jeopardize the qualification of such Pension Plan. The Plans have been operated and maintained in compliance in all material respects with their terms and all applicable Laws, including the requirements of the Code and ERISA.

(b) With respect to the Plans, (i) all required contributions have been made or properly accrued, (ii) there are no audits, investigations, actions, suits or claims pending or, to Seller’s knowledge, threatened, other than routine claims for benefits, and (iii) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(c) Neither the Company nor any of its Subsidiaries has, nor, to Seller’s knowledge, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Purchaser, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(d) Neither the Company nor any of its Subsidiaries has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

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(e) Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to or has any liability or potential liability with respect to any (i) Pension Plan subject to Section 412 or 430 of the Code or Title IV of ERISA; (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any obligation under Section 4980B of the Code with respect to any trade or business or Person other than the Company and its Subsidiaries.

(f) None of the Plans provides or obligates the Company or any of its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(g) With respect to each Plan, the Company has heretofore delivered to the Purchaser complete and accurate copies of (to the extent applicable) (i) the plan document and any amendment thereto, (ii) any applicable trust agreement; (iii) the most recent Internal Revenue Service determination letter relating to each of the Pension Plans that are intended to be qualified under Section 401(a) of the Code; (iv) the summary plan description (as currently in effect) and any summary of material modification for each of the Plans; (v) the most recent summary annual report furnished for each of the Plans; and (vi) all non-routine documents filed with the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation in the past three (3) years.

(h) The execution and performance of this Agreement will not, alone or in combination with any other event, (i) result in any payment or benefit becoming due under any Plan, (ii) accelerate the time of payment, vesting or funding, or increase the amount of compensation due, under any Plan, or (iii) result in any payments or benefits that could be subject to tax under Section 4999 of the Code or could be non-deductible pursuant to Section 280G of the Code. This Section 4.11(h) shall not apply to any arrangements entered at the direction of the Purchaser or between the Purchaser and its Affiliates, on the one hand, and a disqualified individual on the other hand, in either case which Purchaser has not notified the Company of prior to the Closing Date (“Purchaser Arrangements”) so that, for the avoidance of doubt, compliance with this Section 4.11(h) shall be determined as if such Purchaser Arrangements had not been entered into to the extent Purchaser fails to notify the Company of such Purchaser Arrangements in writing prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries have ever been assessed a material Tax under Section 4980H of the Code, nor has the Company or any of its Subsidiaries received any letter of proposed assessment, audit notice or other written communication from the Internal Revenue Service alleging or investigating the possibility of a Tax being imposed on the Company or any of its Subsidiaries pursuant to Section 4980H of the Code.

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4.12 Insurance. The Insurance Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel, or with respect to which the Company and its Subsidiaries is a named insured (other than any insurance policy maintained in connection with a Plan). A true, complete, and accurate copy of each such insurance policy and the loss run thereunder for the past three (3) years have been made available to the Purchaser prior to the date hereof. Such insurance policies are in full force and effect and all premiums due on such insurance policies have been paid, and no written notice of cancellation or termination has been received by Seller, the Company or any Subsidiary with respect to any such material policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. Since December 31, 2020, with respect to each such insurance policy, (i) no claim for coverage has been denied under such insurance policies and (ii) no claims have been filed against such insurance policies that could materially erode available policy limits. There is no claim pending under any of such insurance policies of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company has no self-insurance or co-insurance programs. Except as reserved for in the Financial Statements, the Company and its Subsidiaries have no liability for any retrospective premium adjustments under any insurance policies.

4.13 Environmental Compliance and Conditions.

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental Laws applicable to its operations at the real property listed on the Leased Real Property Schedule.

(b) The Company and Subsidiaries are in compliance with all Environmental Laws. Neither the Company nor any of its Subsidiaries has during the past three (3) years received written notice from any Governmental Body or any Person (i) alleging the Company or any of the Subsidiaries is in violation of or has liability for investigatory, corrective or remedial obligations under Environmental Laws applicable to its operations or any of its leased real property, other than any such violation, liability, investigatory, corrective or remedial obligation, (ii) with respect to any action, suit, claim, investigation or other legal proceeding alleging liability under applicable Environmental Law arising out of, based on or resulting from the presence, release of, or exposure to, any Hazardous Materials or any actual or alleged non-compliance with any Environmental Law, or (iii) written request for information pursuant to Environmental Law which remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(c) Neither the Company nor any of its Subsidiaries is subject to any current written claim, order, directive or complaint asserting a material remedial obligation or liability under Environmental Laws with respect to conditions at any of the real property listed on the Leased Real Property Schedule or any other real property.

(d) The Company and its Subsidiaries hold and are in material compliance with all material permits, material licenses and material authorizations required under Environmental Laws for its operation at and occupancy of the real property listed on the Leased Real Property Schedule.

(e) This Section 4.13 contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including any arising under any Environmental Laws or with respect to hazardous materials, substances or wastes.

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4.14 Affiliated Transactions. Except for transactions between or among the Company or any of its Subsidiaries, employment relationships, the provision of compensation and benefits to employees, in each case, in the ordinary course of business, and except as set forth on the Affiliated Transactions Schedule, as of the date of this Agreement, no officer, director or Affiliate of the Company or its Subsidiaries (other than the Company or its Subsidiaries) or officer or director of any such Affiliate is a party to any Contract, commitment or transaction with the Company or any of its Subsidiaries or has any economic interest in any material property used by the Company or any of its Subsidiaries. Except as set forth on the Affiliated Transactions Schedule, all contracts and services between the Company or any of its Subsidiaries, on the one hand, and Seller or any Non-Company Affiliate, on the other hand, including insurance policies, Tax services, legal services and banking services (including centralized clearance accounts) have been terminated, severed or assigned to Seller or a Non-Company Affiliate.

4.15 Brokerage. Except with respect to Kroll, LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

4.16 Permits; Compliance with Laws.

(a) The Permits Schedule sets forth all material permits, material certificates, material licenses, material registrations and material authorizations necessary to conduct the Business under all federal, state and local Laws. Each of the Company and its Subsidiaries holds and is in compliance with, and since December 31, 2020 have been in compliance with, in all material respects, with all material permits, material certificates, material licenses, material approvals, material registrations and material authorizations required by it in connection with the conduct of the Business under all federal, state and local Laws.

(b) The Company and its Subsidiaries are in compliance with, and since December 31, 2020 have been in compliance with, in all material respects, all applicable Laws of any Governmental Body having jurisdiction over them, and neither the Company nor any of its Subsidiaries has, since December 31, 2020, received any written notice of any material action or proceeding against it alleging any failure to comply with any such Laws.

4.17 Employees.

(a) Each of the Company and its Subsidiaries is and during the past three (3) years has been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, individual consultants and individual independent contractors; labor relations; collective bargaining; unemployment insurance; and workers’ compensation (collectively, “Employment Matters”).

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(b) There are no pending, or to the Seller’s knowledge, threatened material lawsuits, arbitrations, administrative charges, labor grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Body relating to any Employment Matters.

(c) Within the six (6) months prior to the date hereof, neither the Company nor any of its Subsidiaries (i) has effectuated (A) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; and (ii) has been party to any transaction resulting in employee layoffs or employment terminations sufficient in number to trigger application of the WARN Act.

(d) The Employees Schedule lists all of the directors, officers and employees of the Company and its Subsidiaries with annual base compensation in excess of $75,000. No employees of the Company or any of its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with the Company or any of its Subsidiaries.

(e) To the Seller’s knowledge, each employee of the Company or any of its Subsidiaries is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for the Company or one of its Subsidiaries or for any United States employer. The Company or one of its Subsidiaries has completed a Form I-9 (Employment Eligibility Verification) for each employee hired in the past three (3) years, and each such Form I-9, to the Seller’s knowledge, is correct and complete.

(f) The Company and all Subsidiaries have reasonably investigated all sexual harassment allegations made by or against any employee or individual independent contractor of the Company or any of its Subsidiaries in the past three (3) years about which Seller has knowledge. With respect to each such allegation which the Company or its Subsidiary reasonably deems to have merit, the Company or its Subsidiary, as applicable, has taken prompt corrective action that is reasonably calculated to prevent further harassment.

4.18 Customer Programs. The Customer Programs Schedule contains a general summary of the customer programs under which the Seller, the Company or any Subsidiary has any liability, together with the amount of such liability as of the date of this Agreement.

4.19 Suppliers. The Suppliers Schedule sets forth (i) each supplier to whom the Company or any Subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for the most recently completed fiscal year and the six (6) month period ended June 30, 2023 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. None of the Company or any Subsidiary has received any written notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to them or otherwise terminate or materially reduce its relationship with any of them.

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4.20 Bank Accounts. The Bank Accounts Schedule sets forth each of the bank accounts of the Company and its Subsidiaries, together with the authorized signatories for such accounts.

4.21 Liquor Matters.

(a) The Liquor Schedule sets forth all of the Liquor Licenses held by the Company or its Subsidiaries as of the date hereof. Such Liquor Licenses are valid and in full force and effect and constitute in all material respects all Liquor Licenses required to permit the Company and its Subsidiaries to serve alcoholic beverages at each applicable restaurant owned or operated by the Company or any of its Subsidiaries in accordance in all material respects with all applicable Laws, except that the Liquor Licenses may be subject to terms, provisions, conditions or limitations which may materially and adversely change or terminate such Liquor Licenses solely as a result of the completion of the transactions contemplated by this Agreement. The Company and its Subsidiaries have been and are in compliance in all material respects with all terms and conditions of the Liquor Licenses.

(b) Neither the Company nor any of its Subsidiaries is or has, in the past three (3) years, been subject to any Proceeding by any Governmental Body in respect of any Liquor License, and, to the knowledge of the Company, no Governmental Body has threatened to commence any Proceeding in respect of any Liquor License. Neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Liquor License; (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Liquor License; or (iii) any actual or possible failure to obtain or receive any Liquor License.

4.22 Exclusive Representations and Warranties. Except for the representations and warranties expressly made by Seller in ARTICLE III and this ARTICLE IV, none of Seller, the Company, or any of its Subsidiaries, or any other Person makes any express or implied representation or warranty on behalf of or with respect to any of Seller, the Company or any of its Subsidiaries, the Shares or the transactions contemplated by this Agreement, and Seller hereby disclaims any representation or warranty not contained in ARTICLE III and this ARTICLE IV. For the avoidance of doubt, notwithstanding anything set forth in ARTICLE III or ARTICLE IV to the contrary, Seller does not make any representation or warranty regarding whether the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will conflict with, result in a material breach of, require a notice under, constitute a material default under, result in a material violation of, give rise to a right of termination, modification, cancellation, or result in the loss of a right or benefit under any of the Contracts listed on the Contracts Schedule, any of the Leases or any of the Liquor Licenses.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to Seller that the statements in this ARTICLE V are correct and complete as of the date of this Agreement:

5.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

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5.02 Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents or the will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

5.03 No Violation. The Purchaser is not subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement and the Purchaser Documents.

5.04 Governmental Bodies; Consents. The Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Compliance with Laws. The Purchaser is not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Purchaser’s ability to perform its obligations hereunder.

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5.07 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

5.08 Investment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

5.09 Financing. The Purchaser has and shall have at the Closing sufficient immediately available funds to pay the full Enterprise Value and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby. Upon giving effect to the consummation of the transactions contemplated hereby, the Purchaser and its consolidated subsidiaries taken as a whole will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to repay such.

5.10 SEC Filings; Nasdaq Listing. Since January 1, 2023, Purchaser has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements and schedules, but excluding any filings required pursuant to Section 16 of the Securities Exchange Act, as amended (the “Exchange Act”), required to be filed or furnished by it under the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, with the United States Securities and Exchange Commission (the “SEC”). The Purchaser is not in violation of any applicable requirements of the Nasdaq Capital Market.

5.11 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

ARTICLE VI
COVENANTS OF SELLER

6.01 Required Business Financial Statements. If, following the Closing, Purchaser determines that it is required to file the financial statements of the Business with the SEC pursuant to Rule 3-05 or Rule 8-04 of Regulation S-X, Seller will provide such reasonable cooperation and assistance as may be requested by Purchaser in connection with preparing such financial statements, and shall consent to and use commercially reasonable efforts to make available the independent registered accounting firm of the Company and its Subsidiaries to provide any required audit reports on and consents with respect to such financial statements, and shall provide authorizations and representation letters consistent with the past practices of the Business to the extent reasonably required by such accounting firm. The costs associated with any cooperation by Seller at the request of Purchaser pursuant to this Section 6.01, including, for the avoidance of doubt, the costs of the independent registered accounting firm, shall be borne by Purchaser.

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6.02 Termination of Use of Name and Marks. After the Closing, Seller shall not, and shall cause its Subsidiaries not to, use any of the Company Intellectual Property that is owned or exclusively licensed by the Company or any of its Subsidiaries (including the words “Smokey Bones” and any variation or simulation thereof) for any commercial purposes. Notwithstanding the foregoing, nothing in this Section 6.02 shall prohibit any communications made by Seller or any of its Subsidiaries to its existing or prospective investors or in connection with any required tax, regulatory or similar filings or correspondences or any other use that is not an infringement.

6.03 Confidentiality. Except as otherwise expressly permitted by this Agreement, from and after the Closing, Seller shall, and shall cause its Affiliates who have Confidential Information to, keep confidential all of the Confidential Information and destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in the possession of Seller or its Affiliates; provided, that Seller or its Affiliates may retain copies of the Confidential Information in electronic format on system back-up tapes or other back-up media according to electronic back-up and archival procedures or pursuant to normal document retention practices. Seller shall not have any obligation to keep confidential (or cause such Seller’s Affiliates who have Confidential Information to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that if Seller or any of its Affiliates is ever requested or required (by oral question or request for information or documents in any Proceeding) to disclose any Confidential Information, then Seller shall notify the Purchaser promptly of the request or requirement so that the Company may, at its sole cost and expense, seek an appropriate protective order or waive compliance with this Section 6.03. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is compelled to disclose any Confidential Information to any Governmental Body, then such Person may disclose the Confidential Information (and only such portion of the Confidential Information as is required to be disclosed) to the Governmental Body; provided, however that the Company may, at its expense, seek to obtain, at the request of the Purchaser, an order or other assurance (as the Purchaser may designate) that confidential treatment will be given to such portion of the Confidential Information required to be disclosed. Purchaser acknowledges and agrees that (i) Seller shall not be in breach of this Section 6.03 to the extent Confidential Information is made available to the public from a source not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation, and (ii) receipt of Confidential Information shall not be imputed to any Affiliate(s) of Seller solely by virtue of the fact that any of Seller’s directors, managers, officers, members, and employees who serve in a similar capacity for such Affiliate(s) have received Confidential Information, provided that such Persons have not provided such Affiliate(s) or any other director, officer, employee, or other representative of such Affiliate(s) with Confidential Information.

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6.04 Release. Effective as of the Closing, Seller, on behalf of itself and on behalf of its respective past, present and future equity holders, and each of its and their directors, officers, employees, members, managers, counsel, agents and representatives and each of its and their respective successors and assigns (all of the foregoing Persons referred to above in this Section 6.04 are collectively referred to herein as the “Releasing Parties”), hereby forever waives, releases and discharges (a) the Company, (b) each Subsidiary of the Company, (c) each current and former predecessor, successor, heir, executor, administrator, personal representative, agent, and assign of any Person referenced in any of the immediately preceding clauses (a) and (b), and (d) each current and former director, manager, officer, shareholder, member, general partner, limited partner, other equity holder, representative, control Person, or employee of any Person referenced in any of the immediately preceding clauses (a) through (c) (and each other Person with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each of their respective predecessors, successors, heirs, executors, administrators, personal representatives, agents, and assigns (all of the Persons referenced in the immediately preceding clauses (a) through (d) are collectively referred to herein as the “Releasees”) from any and all actions, causes of action, claims, demands, obligations, suits, counter-claims, defenses, rights (including rights of indemnification, contribution or similar rights, from whatever source, whether under Contract, applicable Law or otherwise), omissions, damages, Losses, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, attorneys’ fees and costs of defense and investigation), expenses, and liabilities of any kind and nature whatsoever, whether known or unknown, foreseen or unforeseen, absolute or contingent, suspected or unsuspected, matured or unmatured, in Contract, tort, by statute, at law, in equity, or otherwise, (collectively, “Claims”) which any of the Releasing Parties may now own, hold, have or claim to have against any of the Releasees for, upon, or by reason of any nature, cause, action or inaction or thing whatsoever which arises from the beginning of the world to the Closing Date to the extent arising out of or related to the Company, the Subsidiaries of the Company, and/or the Business (all of the Claims referred to above in this Section 6.04 are collectively referred to herein as the “Released Claims”).

Seller acknowledges that the laws of many states provide substantially the following:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Seller agrees that, effective as of the Closing Date, Seller shall be deemed to waive any such provision. Seller, on behalf of itself, and on behalf of all of its other Releasing Parties, covenants that neither Seller, nor any of its other Releasing Parties will (and that Seller will cause all of its other Releasing Parties and all other Persons who may seek to claim as, by, through, or in relation to Seller or any of its other Releasing Parties or any of the matters released by or on behalf of Seller and its other Releasing Parties in this Agreement not to) sue, or bring, assert or otherwise pursue any allegation, claim, proceeding or other action against, any of the Releasees on the basis of or in any way relating to any of the Released Claims (regardless of whether the release of any such Released Claim is enforceable under, or prohibited by, applicable Law or otherwise). Notwithstanding the foregoing, nothing contained in this Section 6.04 shall constitute a waiver or release of any rights or obligations of any party (x) that are expressly set forth in this Agreement or the Seller Documents, or (y) for indemnification or exculpation (or under related insurance) in accordance with the Governing Documents of the Company or its Subsidiaries in effect as of immediately prior to the Closing).

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6.05 Data Room. Within five (5) Business Days after the Closing Date, Seller shall deliver to the Purchaser two (2) complete and accurate electronic copies of the electronic data room maintained by Donnelley Financial Solutions Venue (the “Data Room”) as of the close of business on the Business Day immediately preceding the Closing Date.

6.06 Liquor Licenses. During the twelve (12) months following the Closing Date, Seller shall, and shall cause its Affiliates and their respective current and former officers and employees to, use commercially reasonable efforts to (a) execute and deliver, or cause to be executed and delivered, all such documents and instruments which are reasonably necessary to be executed and delivered by Seller, Seller’s Affiliates or their respective current or former officers and employees, and (b) assist the Company with obtaining all such documents and instruments which are reasonably necessary to be executed and delivered by former officers and employees of the Company, so that the Company can continue to operate under the Liquor Licenses.

ARTICLE VII
COVENANTS OF THE PURCHASER

7.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide Seller and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of the Purchaser, the Company and its Subsidiaries, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose. Unless otherwise consented to in writing by Seller, neither the Purchaser nor the Company nor its Subsidiaries shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to Seller such books and records or any portion thereof which the Purchaser or the Company or its Subsidiaries may intend to destroy, alter or dispose of.

7.02 Director and Officer Liability and Indemnification.

(a) The Purchaser shall, or shall cause the Company and its Subsidiaries to purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provides directors and officers liability insurance coverage for each of the individuals who were officers, directors or similar functionaries of the Company or any of its Subsidiaries at or prior to the Closing Date with a policy limit and other terms no less favorable (including with respect to scope) as the policy or policy(ies) maintained by the Company or any of its Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the “D&O Tail Policies”). The cost of the D&O Tail Policies will be borne equally by the Purchaser and the Seller.

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(b) For a period of six years after the Closing, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Purchaser agrees and acknowledges that this Section 7.02 shall be binding on the Purchaser’s successors and assigns.

(c) If the Company, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.02.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Company or its Subsidiaries at or prior to the Closing Date or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 7.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The obligations under this Section 7.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 7.02 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 7.02 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

7.03 Continuing Confidentiality. The Purchaser shall remain bound by that certain Confidentiality Agreement, dated as of November 23, 2022, with Barbeque Integrated, Inc. (the “Confidentiality Agreement”) and that it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s authorized representatives.

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7.04 Access and Investigation; Non-Reliance. The Purchaser and its representatives (a) have had access to the Data Room and (b) have been afforded full access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Purchaser and each of its Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser and each of its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of Seller expressly and specifically set forth in ARTICLE III and ARTICLE IV, as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, Seller or any of their respective Non-Recourse Parties as to any matter concerning Seller, the Company or any of their respective Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”). Under no circumstances shall any of the representations and warranties of the Seller made herein be imputed to, or deemed to have been made by, any other Person. In connection with the transactions contemplated hereby, the Purchaser has been represented by, and adequately consulted with, legal counsel of its choice and each of the Purchaser and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 7.04. Purchaser understands that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, is familiar with such uncertainties, and is taking full responsibility for making its own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information).

ARTICLE VIII
ADDITIONAL AGREEMENTS AND COVENANTS

8.01 Further Assurances. From time to time following the Closing, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. The parties hereto shall use commercially reasonable efforts to obtain consents in connection with the third party Contracts listed on the Authorization Schedule; provided that all fees, costs and expenses incurred in connection with the procurement of such third party consents shall be paid by the Purchaser.

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8.02 Employee Terminations. The Purchaser shall be responsible for providing any notice (or pay in lieu of notice) required under the WARN Act or any similar Law, and shall indemnify Seller and its Affiliates for any Liability arising under the WARN Act for actions taken in the 90-day period on and following the Closing.

ARTICLE IX
TAX MATTERS

9.01 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller. The Purchaser shall prepare any Tax Returns with respect to such Taxes, and the Seller shall cooperate in the preparation of such Tax Returns.

9.02 Tax Return Preparation; Cooperation and Contests. Each of Purchaser and Seller and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing such information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Company and its Subsidiaries, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the requested party may possess; provided, that no delay on the part of Purchaser shall relieve the Sellers from any obligation hereunder unless, and then solely to the extent, the Sellers are actually materially prejudiced thereby. Purchaser shall have the sole authority to control any Tax Proceeding involving the Company or any of its Subsidiaries.

9.03 Straddle Period Taxes. With respect to Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) with respect to the Company or any of its Subsidiaries, the amount of Taxes allocable to the portion of the Straddle Period in the Pre-Closing Tax Period shall be deemed to be: (i) in the cases of Taxes other than Taxes described in clause (ii) of this Section 9.03, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes based on or measured by gross or net income, gross or net sales, or payment or receipts (including, without limitation, sales and use Taxes, Income Taxes and withholding Taxes, and payroll Taxes), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

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9.04 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company or its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

9.05 No Intermediary Transaction Tax Shelter. The Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

ARTICLE X
MISCELLANEOUS

10.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Purchaser and Seller, unless required by Law (in the reasonable opinion of counsel), including any requirement to file this Agreement or the documents delivered in connection herewith with the SEC, in which case the Purchaser and Seller shall have the right to review and reasonably comment on such press release, announcement or filing prior to publication or submission; provided, however, that Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities, and Seller and its Affiliates shall retain the right to disclose the Company’s historical sales and earnings information for the period during which the Company was owned by Seller or its Affiliates. For the avoidance of doubt, each party hereto may make announcements to its respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

10.02 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company or its Subsidiaries or Seller shall be paid by Seller or the Company, or (b) by the Purchaser shall be paid by the Purchaser. Without limiting the generality of the foregoing, the Purchaser shall pay any and all fees and expenses of the Escrow Agent or relating to surveys, title insurance and environmental due diligence, including any Phase I environmental review.

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10.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser:

9720 Wilshire Blvd., Suite 500 Beverly Hills, CA 90212 Attention: Legal Department Email:
with a copy (which shall not constitute actual or constructive notice) to:

Greenberg Traurig, LLP 1840 Century Park East, 19th Floor Los Angeles, CA 90067 Attention: Mark J. Kelson; Benjamin J. Einbinder Email:

Notices to the Seller:

Barbeque Holding, LLC c/o Sun Capital Partners, Inc. 5200 Town Center Circle, 4th Floor Boca Raton, Florida 33486 Attention: M. Steven Liff; C. Deryl Couch; Jason Fisk Email:

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with a copy (which shall not constitute actual or constructive notice) to:

Kirkland & Ellis LLP Three Brickell City Centre 98 S.E. 7th Street, Suite 700 Miami, FL 33131 Attention: Jeremy S. Liss, P.C.; Matthew S. Arenson, P.C.; Jeffrey P. Swatzell Email:

10.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or Seller without the prior written consent of the other party; provided that, the Purchaser may assign its rights and obligations under this Agreement to one or more entities which is a wholly-owned direct or indirect subsidiary of Purchaser or to its lenders as collateral security for their obligations under any of its secured debt financing arrangements. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement by Purchaser to one of its wholly-owned direct or indirect subsidiaries shall relieve Purchaser of any liability or obligations hereunder.

10.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in ARTICLE III or ARTICLE IV, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of ARTICLE III and ARTICLE IV; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in ARTICLE III or ARTICLE IV, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

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10.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.08 Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.09 Third-Party Beneficiaries. Section 7.02 shall be enforceable by each of the current and former officers, directors, managers or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and, for purposes of Section 7.02, each of the current and former officers, directors, managers or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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10.11 Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.12 Consents. The Purchaser acknowledges that certain consents and waivers to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company or its Subsidiaries are a party (including the contracts set forth on the Contracts Schedule) and such consents or waivers have not been obtained. The Purchaser agrees and acknowledges that Seller shall not have any liability whatsoever to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents or waivers that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. The Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition of the Purchaser shall be deemed not to be satisfied as a result of (a) the failure to obtain any such consent or waiver, (b) any such default, acceleration, or termination or (c) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination. The Purchaser further acknowledges and agrees that neither Seller nor the Company or any of its Subsidiaries shall be obligated to pay any (A) costs, fees or expenses in connection seeking any such consent or waiver under any contract or (B) consideration to any third party from whom any such consent or waiver is requested under any contract.

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10.13 No Survival; Sources of Recovery.

(a) All of the representations and warranties in this Agreement, the Purchaser Documents or the Seller Documents shall terminate at the Closing. The covenants and agreements in this Agreement shall survive the Closing for the time periods specified therein (or until fully performed in accordance with this Agreement). The parties acknowledge and agree that from and after the Closing they shall not be permitted to make, and no party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein, or any covenant or agreement herein that is to have been performed by another party on or prior to the Closing. In furtherance of the foregoing, from and after the Closing, each party hereby waives (on behalf of itself, each of its Non-Recourse Parties and each of its representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty set forth herein or otherwise relating to the Purchaser, Seller, the Company, any of their respective Non-Recourse Parties or the subject matter of this Agreement, the Purchaser Documents or the Seller Documents that such party may have against the other parties or any of their Non-Recourse Parties or any of their respective representatives regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or the Racketeer Influence and Corrupt Organizations Act of 1970 (“RICO”)), on the basis of “unjust enrichment” or otherwise).

(b) The Purchaser hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 2.06(h)(i) (together with the Purchaser’s rights under the Escrow Agreement with respect to the Purchase Price Adjustment Escrow Amount) shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to Section 2.06(h)(i).

(c) The Purchaser hereby acknowledges and agrees that, except as expressly provided in the foregoing Sections 10.13(a) and 10.13(b), none of the Company, Seller, or any of their respective Non-Recourse Parties, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, such Sections 10.13(a) and 10.13(b) being the sole and exclusive remedy for any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment” or otherwise). The limits imposed on Purchaser’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 10.13) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. None of Purchaser or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

(d) Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.

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(e) Nothing in this Section 10.13 shall limit a party’s right to bring a claim (and, if successful, recover losses therefrom) for Fraud.

10.14 Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the Data Room on or before the date that is three (3) Business Days prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or its representatives for all purposes hereunder.

10.15 Non-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.

10.16 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

10.17 Legal Representation. Following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP may serve as counsel to Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including Sun Capital Partners, Inc. and its respective Affiliates), and each of the parties (on behalf of itself and each of its Non-Recourse Parties) hereto consents thereto and waives any conflict of interest arising therefrom. The decision to represent Seller and any of its respective Non-Recourse Parties shall be solely that of Kirkland & Ellis LLP. Any privilege attaching as a result of Kirkland & Ellis LLP representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by Seller. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Kirkland & Ellis LLP representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. As to any privileged attorney client communications between Kirkland & Ellis LLP and the Company or any of its Subsidiaries prior to the Closing Date (collectively, the “Privileged Communications”), the Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing. Seller further agrees that, on behalf of the Company and its Subsidiaries, Kirkland & Ellis LLP’s retention by the Company or any of its Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing.

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10.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

10.19 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, or in any manner create any principal agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) toward any other party hereto except as specifically set forth herein.

10.20 Prevailing Party. Other than with respect to disputes arising pursuant to Section 2.06, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

Seller:	BARBEQUE HOLDING, LLC

	By:	/s/ Harold Lawler
	Name:	Harold Lawler
	Title:	President and Chief Operating Officer

[Signature Page to Stock Purchase Agreement]

The Purchaser:	FAT BRANDS INC.

	By:	/s/ Ken Kuick
	Name:	Ken Kuick
	Title:	Co-Chief Executive Officer

[Signature Page to Stock Purchase Agreement]